Exhibit 10.25

SECOND AMENDMENT TO

AMERICAN PACIFIC CORPORATION

DEFINED BENEFIT PENSION PLAN

The American Pacific Corporation Defined Benefit Pension Plan is hereby amended as follows:

1.	Section 6.02(a) is amended to read as follows effective January 1, 2008:

(a)	If a Participant described in Section 6.01 dies after attaining his Earliest Retirement Age as described in subsection (e) below, the Qualified Preretirement Survivor Annuity payable to his surviving Spouse shall be a survivor annuity for life equal to the annuity that would have been payable to such Spouse if the Participant had retired on the date preceding his death with his Benefit payable in the form of a Qualified Joint and Survivor Annuity, as described in Section 5.02(b) reduced in accordance with Section 3.02.

2.	Section 6.02(c) is amended to read as follows effective January 1, 2011:

(c)	Notwithstanding subsections (a) and (b), if the Participant is married at the time of his death, has not waived his benefit under this Section, and dies while employed with an Employer, the surviving Spouse’s death benefit payable shall be the greater of the benefit described in Section 6.03 payable as if the Participant had waived the benefit under this Section and designated his surviving Spouse as his Beneficiary under Section 6.03 , expressed as an Actuarially Equivalent monthly benefit payable for the surviving Spouse’s life, or the amount described in subsection (a) or (b) above, as applicable.

3.	Section 6.03 is amended to read as follows effective January 1, 2011:

6.03	Alternative Death Benefit. If the Participant dies while employed by an Employer and (i) the Participant is not married at the time of his death, or (ii) the Participant waives the benefit under Section 6.02, then

(a)	In the event of the Participant’s death before the earlier of his Early Retirement Date or his Normal Retirement Date, the Participant’s Beneficiary shall receive a monthly benefit payable for the life of the Beneficiary that is the Actuarial Equivalent of one hundred percent (100%) of the monthly benefit that the Participant would have received if he or she had terminated employment on his date of death, survived until the earliest date on which such benefit could commence under Article III or IV (if later) and commenced the Participant’s Retirement Benefit on that date.

(b)	In the event the Participant’s death occurs after the earlier of his Early Retirement Date or his Normal Retirement Date, the death benefit shall be equal to the greater of sixty percent (60%) of the Participant’s Normal Retirement Benefit calculated as of the date of the Participant’s death but calculated as though the Participant had continued his service and earnings until age sixty-five (65), or, one hundred percent (100%) of the amount determined in (a) above as of the Participant’s Normal Retirement Date, and payable monthly, beginning at such date or the Participant’s date of death, if later, for the life of the Participant’s Beneficiary.

(c)	Notwithstanding the foregoing, the Beneficiary may elect to receive this benefit in any Actuarially Equivalent optional form of payment pursuant to Section 5.02.

IN WITNESS WHEREOF, American Pacific Corporation, Inc. has caused this instrument to be executed this 27th day of January, 2011

American Pacific Corporation

ATTEST: (SEAL)	By:	/s/ JOSEPH CARLEONE